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                                                                    EXHIBIT 12.1

                        HUTCHINSON TECHNOLOGY INCORPORATED

     STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)


                                                         FISCAL YEAR ENDED
                                -------------------------------------------------------------------------
                                PRO FORMA(1)                                        ACTUAL
                                ------------- -----------------------------------------------------------
                                  SEPT. 28,     SEPT. 28,   SEPT. 29,    SEPT. 30,  SEPT. 24,   SEPT. 26,
                                    2003          2003        2002        2001        2000        1999
                                ------------  -----------   ---------   ----------  ---------   ---------
EARNINGS:
Pretax income (loss) from
  continuing operations ......  $   81,936    $   79,632    $ 17,649    $(66,208)   $(98,149)   $ 22,318
Fixed charges ................       7,829        10,654      18,345      21,561      22,783      23,779
Amortization of capitalized
  interest ...................       1,834         1,852       2,167       3,261       3,524       3,160
Interest capitalized .........        (364)         (577)       (779)       (979)     (2,817)     (5,110)
                                ----------    ----------    --------    --------    --------    --------
  Earnings (loss) ............  $   91,235    $   91,561    $ 37,382    $(42,365)   $(74,659)   $ 44,147
                                ==========    ==========    ========    ========    ========    ========

Interest expensed and
  capitalized ................  $    4,509    $    7,291    $ 14,559    $ 17,069    $ 16,122    $ 16,177
Amortized premiums,
  discounts and capitalized
  expense related to
  indebtedness ...............         678           721       1,017         847         995       1,133
Estimate of interest within
  rental expense(2) ..........       2,642         2,642       2,769       3,645       5,666       6,469
                                ----------    ----------    --------    --------    --------    --------

Total fixed charges ..........  $    7,829    $   10,654    $ 18,345    $ 21,561    $ 22,783    $ 23,779
                                ==========    ==========    ========    ========    ========    ========
Ratio of earning to fixed
  charges ....................      11.65x         8.59x       2.04x          --          --       1.86x
                                ==========    ==========    ========    ========    ========    ========
Deficiency of earning to
  cover fixed charges ........          --            --          --    $ 63,926    $ 97,442          --
                                ==========    ==========    ========    ========    ========    ========

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(1)      Interest within rental expense is estimated to be 24% of rental expense.